EXHIBIT 99.1
DESCRIPTION OF OUR OPERATING RESORTS
     The following information describes each of our operating resorts, including their key amenities, features and awards.
  Bellagio
     Bellagio is widely recognized as one of the premier destination resorts in the world. Located at the heart of the Las Vegas Strip, Bellagio has earned the prestigious Five Diamond award from the American Automobile Association (“AAA”) for the last seven years. The resort is richly decorated, including a conservatory filled with unique botanical displays that change with the seasons. At the front of Bellagio is an eight-acre lake featuring over 1,000 fountains that come alive at regular intervals in a choreographed ballet of water, music and lights. Bellagio offers 200,000 square feet of convention space for the discerning group planner. For both business and leisure customers, Bellagio’s restaurants offer the finest choices, including Five Diamond award winners Picasso and Le Cirque. Leisure travelers can also enjoy Bellagio’s expansive pool, world-class spa and Gallery of Fine Arts.
     Bellagio features O, the timeless Cirque du Soleil production where world-class acrobats, synchronized swimmers, divers and characters perform in, on, and above water. Other entertainment options include the recently remodeled nightclub, The Bank, and several unique bars and lounges.
  MGM Grand Las Vegas
     MGM Grand Las Vegas, located on the corner of the Las Vegas Strip and Tropicana Avenue, is one of the largest casino resorts in the world, and is the largest to receive the AAA’s Four Diamond award. The resort’s guest rooms feature unique themes, including: West Wing, an area offering boutique-style rooms; Skylofts, ultra-suites on the 29th floor featuring the ultimate in personal service and recently awarded a Five Diamond rating by AAA; and the exclusive Mansion for premium gaming customers. MGM Grand Las Vegas features an extensive array of restaurants, including two restaurants by renowned chef Joël Robuchon — whose self-titled restaurant is an AAA Five Diamond rating recipient and a recipient of a Michelin three-star rating — Craftsteak, NOBHILL, SeaBlue, Pearl, Shibuya and Fiamma Trattoria. Other amenities include the Studio 54 nightclub, Tabu ultra lounge, numerous retail shopping outlets, a 380,000 square foot state-of-the-art conference center, 105,000 square foot trade show pavilion, and an extensive pool and spa complex.
     MGM Grand Las Vegas features the spectacular show KÀ, by Cirque du Soleil, performed in a custom-designed theatre seating almost 2,000 guests. The MGM Grand Garden is a special events center with a seating capacity of over 16,000 that provides a venue for premier concerts, as well as championship boxing and other special events.
     The Signature at MGM Grand is a condominium-hotel development featuring three 576-unit towers. We and our joint venture partner completed the development and the sales of the final units during 2007. Additionally, we manage the towers as a hotel for owners electing to rent their units.
  Mandalay Bay
     Mandalay Bay is the first major resort on the Las Vegas Strip to greet visitors arriving by automobile from southern California. This AAA Four Diamond, South Seas-themed resort features numerous restaurants, such as Charlie Palmer’s Aureole, Wolfgang Puck’s Trattoria Del Lupo, Hubert Keller’s Fleur de Lys, and Michael Mina’s Stripsteak. Mandalay Bay offers multiple entertainment venues that include a 12,000-seat special events arena, a 1,760-seat showroom featuring the Broadway hit Mamma Mia!, and the House of Blues. Additional nightlife amenities include the Rumjungle nightclub, the burlesque-themed nightclub Forty Deuce, and Eyecandy, an all-new sound lounge and bar located at the center of the casino floor. Mandalay Bay also features the Shark Reef, exhibiting sharks and other fascinating sea creatures. Mandalay Bay recently renovated its standard guest rooms and pool and beach area, which includes a 6,000 square foot casino, a large wave pool, and Moorea, a European-style “ultra” beach. The resort also features a 30,000 square-foot spa
     Included within Mandalay Bay is a Four Seasons Hotel with its own lobby, restaurants and pool and spa, providing visitors with a luxury AAA Five-Diamond-rated hospitality experience. THEhotel is an all-suite hotel tower within the Mandalay Bay complex. THEhotel includes its own spa and fitness center, a lounge and two restaurants, including Mix Las Vegas, created by famed chef Alain Ducasse and located on the top floor of THEhotel.

     The Mandalay Bay Conference Center is a convention and meeting complex adjacent to Mandalay Bay. The complex includes more than one million square feet of exhibit space. Including the Conference Center and Mandalay Bay’s other convention areas, Mandalay Bay offers almost two million gross square feet of conference and exhibit space. Connecting Mandalay Bay to Luxor is Mandalay Place, a retail center that includes approximately 90,000 square feet of retail space and restaurants by celebrity chefs Pierro Selvaggio, Hubert Keller and Rick Moonen.
  The Mirage
     The Mirage is a luxurious, tropically-themed resort located on a site shared with TI at the center of the Las Vegas Strip. The Mirage is recognized by AAA as a Four Diamond resort. The exterior of the resort is landscaped with palm trees, abundant foliage and more than four acres of lagoons and other water features centered around a 54-foot volcano which erupts every evening at regular intervals, with flames that spectacularly illuminate the front of the resort. Inside the front entrance is an atrium with a tropical garden and additional water features capped by a 100-foot-high glass dome, designed to replicate the sights, sounds and fragrances of the South Seas. Located at the rear of the hotel, adjacent to the swimming pool area, is a dolphin habitat featuring Atlantic bottlenose dolphins and The Secret Garden of Siegfried & Roy, an attraction that allows guests to view the beautiful exotic animals of Siegfried & Roy, the world-famous illusionists.
     The Mirage features a wide array of restaurants, including Kokomos, Japonais, Fin, Stack, Cravings, and Carnegie Deli. Entertainment at The Mirage is highlighted by Love, by Cirque du Soleil and based on the works of the Beatles. The Mirage also features Danny Gans, the renowned singer/impersonator, and headline entertainment. Nightlife options at The Mirage include Jet, a 16,000 square-foot nightclub, and the Beatles-themed lounge Revolution. The Mirage also has numerous retail shopping outlets and 170,000 square feet of convention space, including the 90,000-square foot Mirage Events Center.
  Luxor
     Luxor is a pyramid-shaped hotel and casino complex situated between Mandalay Bay and Excalibur. Luxor offers 20,000 square feet of convention space, a 20,000-square-foot spa, and food and entertainment venues on three different levels beneath a soaring hotel atrium. As a part of a multi-phase enhancement plan, several new and exciting amenities have recently opened at the Luxor including, the LAX nightclub, Company American Bistro, and CatHouse, which includes a world-class restaurant by Kerry Simon and an upscale lounge. The Luxor also features a show by the comedian Carrot Top, the adult dance revue Fantasy, and will add a new Cirque du Soleil show featuring Criss Angel in the third quarter of 2008.
  Excalibur
     Excalibur is a castle-themed hotel and casino complex situated immediately north of Luxor at the corner of the Las Vegas Strip and Tropicana Avenue. Attractions at Excalibur include the long-running Tournament of Kings dinner show, and a showroom currently featuring Louie Anderson, and the Thunder from Down Under male review. Excalibur’s public areas include a Renaissance fair, a medieval village, a lively midway, the SpongeBob SquarePants motion ride, various artisans’ booths and specialty shops. In addition, Excalibur has several restaurants and bars and recently added Dick’s Last Resort restaurant and bar. The property also features a 13,000-square-foot spa and a recently expanded pool complex. Excalibur, Luxor and Mandalay are connected by a tram, allowing guests to travel easily among these resorts.
  Treasure Island (“TI”)
     TI is a AAA Four Diamond resort located adjacent to The Mirage on the Las Vegas Strip. TI connects to The Mirage via an automated elevated tram and a pedestrian bridge links TI to the Fashion Show Mall. TI features upscale and casual dining at restaurants such as Social House, Isla Mexican Kitchen, Kahunaville, and Canter’s Deli with bars and lounges like Mist Lounge and Breeze Bar providing beverages and nightlife. Mystère, the first permanent Las Vegas show produced and performed by Cirque du Soleil, is featured in TI’s showroom. Additional entertainment is provided by The Sirens of TI which perform at the front of the resort, free-of-charge to the public, beckoning visitors into TI.
  New York-New York
     New York-New York is located at the corner of the Las Vegas Strip and Tropicana Avenue. Pedestrian bridges link New York-New York with both MGM Grand Las Vegas and Excalibur. The architecture at New York-New York replicates many of New York City’s landmark buildings and icons, including the Statue of Liberty, the Empire State Building, Central Park, the Brooklyn Bridge and a Coney Island-style roller coaster. New York-New York also features several restaurants and numerous bars and lounges, including nationally recognized Coyote Ugly and ESPNZone and Nine Fine Irishmen, an authentic Irish Pub. New York-New York also features Zumanity by Cirque du Soleil.

  Monte Carlo
     Monte Carlo is located on the Las Vegas Strip adjacent to New York-New York. Monte Carlo is an AAA Four Diamond award winner. Monte Carlo has a palatial style reminiscent of the Belle Époque, the French Victorian architecture of the late 19th century. The resort has amenities such as fine dining at Andre’s, a brew pub featuring live entertainment, the newly opened Diablo’s Cantina, a health spa, a beauty salon, and a 1,200-seat theatre featuring the world-renowned magician Lance Burton.
  Circus Circus Las Vegas
     Circus Circus Las Vegas is a circus-themed hotel and casino complex situated on the north end of the Las Vegas Strip. From a “Big Top” above the casino, Circus Circus Las Vegas offers its guests a variety of circus acts performed daily, free of charge. A mezzanine area overlooking the casino has a circus midway with carnival-style games and an arcade that offers a variety of amusements and electronic games. Specialty restaurants, a buffet, a coffee shop, snack bars, several cocktail bars and a variety of specialty shops are also available to guests. The Adventuredome, covering approximately five acres, offers theme park entertainment that includes thrills rides for adults and children, themed carnival-style midway games, an arcade, food kiosks and souvenir shops, all in a climate-controlled setting under a giant space-frame dome.
  Circus Circus Reno
     Circus Circus Reno is a circus-themed hotel and casino complex situated in downtown Reno, Nevada. Like its sister property in Las Vegas, Circus Circus Reno offers its guests a variety of circus acts performed daily, free of charge. A mezzanine area has a circus midway with carnival-style games and an arcade that offers a variety of amusements and electronic games. The property also has several restaurants, cocktail lounges, and retail shops.
  Silver Legacy
     Through a wholly-owned entity, we are a 50% participant with Eldorado Limited Liability Company in Circus and Eldorado Joint Venture, which owns and operates Silver Legacy, a hotel-casino and entertainment complex situated in downtown Reno, Nevada. Silver Legacy is located between Circus Circus Reno and the Eldorado Hotel & Casino, which is owned and operated by an affiliate of our joint venture partner at Silver Legacy. Silver Legacy is connected at the mezzanine level with Circus Circus Reno and the Eldorado by enclosed climate-controlled skyways above the streets between the respective properties. The resort’s exterior is themed to evoke images of historical Reno. Silver Legacy features several restaurants and bars, a special events center, custom retail shops, a health spa and an outdoor pool and sun deck.
  Gold Strike
     Gold Strike is an “Old West"-themed hotel-casino located on the east side of Interstate-15 in Jean, Nevada. Jean is located approximately 25 miles south of Las Vegas and approximately 15 miles north of the California-Nevada state line. The property has, among other amenities, a swimming pool, several restaurants, a banquet center, a gift shop and an arcade. The casino has a stage bar with regularly scheduled live entertainment and a casino bar.
  Railroad Pass
     Railroad Pass is located in Henderson, Nevada, a suburb located southeast of Las Vegas, and is situated along US Highway 93, the direct route between Las Vegas and Phoenix, Arizona. The property includes, among other amenities, full-service restaurants, a buffet, a gift shop, a swimming pool and a banquet facility. In contrast with our other Nevada properties, Railroad Pass caters to local residents, particularly from Henderson and Boulder City.
  MGM Grand Detroit
     MGM Grand Detroit is one of three casinos licensed in Detroit, Michigan and is operated by MGM Grand Detroit, LLC. MGM Grand Detroit, Inc., our wholly-owned subsidiary, holds a controlling interest in MGM Grand Detroit, LLC. A minority interest in MGM Grand Detroit, LLC is held by Partners Detroit, LLC, a Michigan limited liability company composed of a group of Detroit city, community and business leaders. The MGM Grand Detroit interim facility closed on September 30, 2007 and the new permanent casino resort complex opened on October 2, 2007. The all-new MGM Grand Detroit is the city’s first and only downtown hotel, gaming, and entertainment destination built from the ground up. The resort features two restaurants by Michael Mina, the Wolfgang Puck Grille, exciting nightlife amenities, brand name shopping outlets, and a luxurious spa. Additional amenities include a private entrance and lobby for hotel guests and 30,000 square feet of meeting and events space.

  Beau Rivage
     Beau Rivage is located on a beachfront site where Interstate 110 meets the Gulf Coast in Biloxi, Mississippi. Following a dramatic $500 million renovation, the resort reopened in August 2006 after being closed for one year due to Hurricane Katrina. Beau Rivage blends world-class amenities with Southern hospitality and features elegantly remodeled guest rooms and suites, numerous restaurants, nightclubs and bars, a 1,550-seat theatre, an upscale shopping promenade, and a world-class spa and salon. The resort also has 50,000 square feet of convention space.
  Gold Strike Tunica
     Gold Strike Tunica is a dockside casino located along the Mississippi River, 20 miles south of Memphis and approximately three miles west of Mississippi State Highway 61, a major north/south highway connecting Memphis with Tunica County. The property features an 800-seat showroom, the Chicago Steakhouse, a coffee shop, a buffet, a food court, several cocktail lounges, and 12,000 square feet of meeting space. Gold Strike Tunica is part of a three-casino development covering approximately 72 acres. The other two casinos are owned and operated by unaffiliated third parties.
  Borgata
     The Borgata Hotel Casino and Spa is located at Renaissance Pointe in Atlantic City, New Jersey. In addition to its guest rooms and suites and extensive gaming floor, Borgata includes several specialty restaurants, retail shops, a European-style health spa, meeting space and unique entertainment venues. Through a wholly-owned subsidiary, we own 50% of the limited liability company that owns Borgata. Boyd Gaming Corporation (“Boyd”) owns the other 50% and also operates the resort.
     Borgata is currently constructing another hotel tower, the Water Club at Borgata, featuring 800 guestrooms and suites, along with a new spa, parking garage and meeting rooms. This project is expected to be completed during 2008 and is being financed through operating cash flow and Borgata’s bank credit facility.
  Grand Victoria
     Through wholly-owned subsidiaries, we are a 50% participant with RBG, L.P. in an entity which owns Grand Victoria, a Victorian-themed riverboat casino and land-based entertainment complex in Elgin, Illinois, a suburb approximately 40 miles northwest of downtown Chicago. The riverboat offers dockside gaming, which means its operation is conducted at dockside without cruising. The property also features a dockside complex that contains an approximately 83,000-square-foot pavilion with a buffet, a fine dining restaurant, a VIP lounge and a gift shop.
  MGM Grand Macau
     We own 50% of MGM Grand Paradise Limited, an entity which developed and operates MGM Grand Macau, a hotel-casino resort in Macau S.A.R. Construction began in the second quarter of 2005 and the resort opened on December 18, 2007. Pansy Ho Chiu-king owns the other 50% of MGM Grand Paradise Limited. MGM Grand Macau is located on a prime site and features an iconic tower for the Macau skyline. The resort features 16 private gaming salons for preferred customers, and the signature Grande Praca, showing Portuguese-inspired architecture, dramatic landscapes and a glass ceiling rising over 80 feet above the floor of the resort. In addition, MGM Grand Macau offers luxurious amenities, including a variety of diverse restaurants, world-class pool and spa facilities, and over 15,000 square feet of convertible convention space.
  Golf Courses
     We own and operate an exclusive world-class golf course, Shadow Creek, designed by Tom Fazio and located approximately ten miles north of our Las Vegas Strip resorts. Shadow Creek is consistently highly ranked in Golf Digest’s ranking of America’s 100 Greatest Public Courses. We also own and operate the Primm Valley Golf Club designed by Tom Fazio located four miles south of the Primm Valley Resorts in California, which includes two 18-hole championship courses. In Mississippi, we own and operate Fallen Oak, a championship golf course also designed by Tom Fazio, located approximately 20 miles from Beau Rivage.

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